Exhibit 99.1

GOOGLE ANNOUNCES THIRD QUARTER 2006 RESULTS

MOUNTAIN VIEW, Calif. – October 19, 2006 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended September 30, 2006.

“Our third quarter results are a testament to the strength of our network of advertisers and partners, as well as our continuing focus on users,” said Eric Schmidt, CEO of Google. “We were particularly pleased with the contributions of our international business in a seasonally weaker quarter. In addition, we continued to forge significant partnerships with companies such as eBay, Fox Interactive Media, and Intuit that will be of great value to all involved.”

Q3 Financial Summary

Google reported revenues of $2.69 billion for the quarter ended September 30, 2006, an increase of 70% compared to the third quarter of 2005 and an increase of 10% compared to the second quarter of 2006. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the third quarter of 2006, TAC totaled $825 million, or 31% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

•	GAAP operating income for the third quarter of 2006 was $931 million, or 35% of revenues. This compares to GAAP operating income of $815 million, or 33% of revenues, in the second quarter of 2006. Non-GAAP operating income in the third quarter was $1.03 billion, or 38% of revenues. This compares to non-GAAP operating income of $925 million, or 38% of revenues, in the second quarter.

•	GAAP net income for the third quarter of 2006 was $733 million as compared to $721 million in the second quarter. Non-GAAP net income in the third quarter was $812 million, compared to $772 million in the second quarter.

•	GAAP EPS for the third quarter of 2006 was $2.36 on 311 million diluted shares outstanding, compared to $2.33 for the second quarter, on 310 million diluted shares outstanding. Non-GAAP EPS in the third quarter was $2.62, compared to $2.49 in the second quarter.

•	Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In addition, in the second quarter, we excluded investment gains of $55 million related to the sale of our investment in Baidu from the calculation of non-GAAP net income and non-GAAP EPS. In the third quarter of 2006, the charge related to stock-based compensation was $100 million as compared to $109 million in the second quarter. Tax effects related to SBC charges and the sale of the investment in

Baidu have also been excluded from non-GAAP net income and non-GAAP EPS. The tax benefit related to SBC was $21 million in the third quarter and $26 million in the second quarter. The tax expense related to the investment gains from the sale of the Baidu investment in the second quarter was $23 million. Reconciliations of non-GAAP measures to GAAP operating income, net income, and EPS are included at the end of this release.

Q3 Financial Highlights

Revenues – Google reported revenues of $2.69 billion for the quarter ended September 30, 2006, representing a 70% increase over third quarter 2005 revenues of $1.58 billion and a 10% increase over second quarter 2006 revenues of $2.46 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC.

Google Sites Revenues - Google-owned sites generated revenues of $1.63 billion, or 60% of total revenues, in the third quarter of 2006. This represents an 84% increase over third quarter 2005 revenues of $885 million and a 14% increase over second quarter 2006 revenues of $1.43 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $1.04 billion, or 39% of total revenues, in the third quarter of 2006. This is a 54% increase over network revenues of $675 million generated in the third quarter of 2005 and a 4% increase over second quarter 2006 revenues of $997 million.

International Revenues - Revenues from outside of the United States contributed 44% of total revenues in the third quarter of 2006, compared to 42% in the second quarter of 2006 and 39% in the third quarter of 2005. Had foreign exchange rates remained constant from the second quarter through the third quarter of 2006, our revenues in the third quarter of 2006 would have been $19 million lower. Had foreign exchange rates remained constant from the third quarter of 2005 through the third quarter of 2006, our revenues in the third quarter of 2006 would have been $35 million lower.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $825 million in the third quarter of 2006. This compares to TAC of $785 million in the second quarter. TAC as a percentage of advertising revenues decreased to 31% in the third quarter from 32% in the second quarter.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $780 million in the third quarter of 2006. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $45 million in the third quarter of 2006.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, as well as credit card processing charges, increased to $223 million, or 8% of revenues, in the third quarter of 2006, compared to $204 million, or 8% of revenues, in the second quarter. Other cost of revenues also included stock-based compensation of $2 million in the third quarter of 2006, compared to $2 million in the second quarter of 2006.

Operating Expenses - Operating expenses, other than cost of revenues, were $710 million in the third quarter. These operating expenses included $382 million in payroll-related and facilities expenses, $98 million in stock-based compensation, and $50 million in advertising and promotional expenses, of which $14 million was related to certain distribution deals.

Stock-Based Compensation – In the third quarter, the total charge related to stock-based compensation was $100 million as compared to $109 million in the second quarter.

For the full year, we expect stock-based compensation charges for grants to employees prior to October 1, 2006 to be $377 million. This does not include expenses to be recognized over the remainder of the year related to employee stock awards that are granted after October 1, 2006 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be approximately 1% to 1.5% per year.

Operating Income - GAAP operating income in the third quarter of 2006 was $931 million, or 35% of revenues. This compares to GAAP operating income of $815 million, or 33% of revenues, in the second quarter. Non-GAAP operating income in the third quarter was $1.03 billion, or 38% of revenues. This compares to non-GAAP operating income of $925 million, or 38% of revenues, in the second quarter.

Net Income – GAAP net income for the third quarter of 2006 was $733 million as compared to $721 million in the second quarter. Non-GAAP net income was $812 million in the third quarter, compared to $772 million in the second quarter. GAAP EPS for the third quarter was $2.36 on 311 million diluted shares outstanding, compared to $2.33 for the second quarter, on 310 million diluted shares outstanding. Non-GAAP EPS for the third quarter was $2.62, compared to $2.49 in the second quarter.

Income Taxes – Our effective tax rate was 29% for the third quarter. We currently anticipate that our effective tax rate for the full year will be at or below 30%.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the third quarter of 2006 totaled $1 billion as compared to $841 million for the second quarter. In the third quarter of 2006, capital expenditures were $492 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the third quarter, free cash flow was $512 million.

We continue to expect that the growth rate in capital expenditures in 2006 will be substantially greater than the revenue growth rate for the year.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of September 30, 2006, cash, cash equivalents, and marketable securities were $10.4 billion.

On a worldwide basis, Google employed 9,378 full-time employees as of September 30, 2006, up from 7,942 full time employees as of June 30, 2006.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s third quarter 2006 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, October 26, 2006 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 2704080.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the value of our partnerships with eBay, Fox Interactive Media, and Intuit, our plans to acquire YouTube, invest in our business, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, our anticipated tax rate for 2006, and our expectations regarding the growth rate in our capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, the failure to receive regulatory approval for our proposed acquisition of YouTube, the failure of the other closing conditions in our agreement to purchase YouTube to be satisfied, risks related to our hiring patterns, the amount of stock-based compensation we issue to our service providers, the uncertain and complex nature of tax forecasting, the fact that we may have exposure to greater than expected tax liabilities, and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended June 30, 2006, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, which will be filed with the SEC in November 2006. All information provided in this release and in the attachments is as of October 19, 2006, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP operating margins, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature, such as gains from the sale of investments and the related tax effects of such non-cash charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income minus stock-based compensation. We define non-GAAP operating margin as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. We believe that, given our recent adoption of SFAS 123R, it is difficult for investors to evaluate our GAAP results of operations on a year-over-year basis because our GAAP results of operations for 2005 calculated our stock-based compensation expense in a different manner than that required under SFAS 123R. Therefore, investors cannot compare the year-over-year results of our recurring core business operating results unless we exclude these non-cash charges that result from two different accounting methods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting SFAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and non-GAAP EPS. We define non-GAAP net income as net income minus stock-based compensation and, for the second quarter of 2006, the gains from the sale of our investment in Baidu, as well as the related tax effects of such items. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of September 30, 2006. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation and the gains from the sale of our investment in Baidu in the second quarter of 2006. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses and gains had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Form 10-Q.

Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Note to Editors:

Video of CEO Eric Schmidt addressing the third quarter results, capital investments, and other topics will be available in Google’s multi media press room (www.google.com/press) and The News Market (www.thenewsmarket.com/google) at 2:30 p.m. PDT in the following formats: broadcast quality MPEG2, QuickTime and WMV.

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2005*	September 30, 2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,877,174	$3,038,341
Marketable securities	4,157,073	7,390,374
Accounts receivable, net of allowance	687,976	1,031,055
Deferred income taxes, net	49,341	51,532
Prepaid revenue share, expenses and other assets	229,507	346,941

Total current assets	9,001,071	11,858,243

Deferred income taxes, net, non-current	—	49,643
Prepaid revenue share, expenses and other assets, non-current	16,941	67,890
Non-marketable equity securities	14,369	1,028,591
Property and equipment, net	961,749	2,174,314
Intangible assets, net	82,783	177,406
Goodwill	194,900	337,145

Total assets	$10,271,813	$15,693,232

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$115,575	$207,348
Accrued compensation and benefits	198,788	212,594
Accrued expenses and other current liabilities	114,377	212,123
Accrued revenue share	215,771	307,010
Deferred revenue	73,099	88,359
Income taxes payable	27,774	188,613

Total current liabilities	745,384	1,216,047

Deferred revenue, long-term	10,468	16,794
Deferred income taxes, net	35,419	—
Other long-term liabilities	61,585	63,304

Stockholders’ equity:
Common stock	293	304
Additional paid-in capital	7,477,792	10,289,724
Deferred stock-based compensation	(119,015)	—
Accumulated other comprehensive income	4,019	4,462
Retained earnings	2,055,868	4,102,597

Total stockholders’ equity	9,418,957	14,397,087

Total liabilities and stockholders’ equity	$10,271,813	$15,693,232

*	Derived from audited financial statements as of December 31, 2005.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Revenues	$1,578,456	$2,689,673	$4,219,468	$7,399,419

Costs and expenses:

Cost of revenues (including stock-based compensation expense of $1,328, $2,149, $3,925, $6,754)*	655,154	1,048,728	1,800,053	2,941,879
Research and development (including stock-based compensation expense of $26,072, $61,714, $82,733, $205,364)*	177,793	312,632	409,639	841,783
Sales and marketing (including stock-based compensation expense of $6,491, $14,673, $20,549, $44,887)*	111,487	206,972	305,521	594,312
General and administrative (including stock-based compensation expense of $12,417, $21,324, $35,348, $66,668)*	104,851	190,010	256,616	532,043

Total costs and expenses	1,049,285	1,758,342	2,771,829	4,910,017

Income from operations	529,171	931,331	1,447,639	2,489,402
Interest income and other, net	20,797	108,180	54,205	336,904

Income before income taxes	549,968	1,039,511	1,501,844	2,826,306
Provision for income taxes	168,786	306,150	408,655	779,577

Net income	$381,182	$733,361	$1,093,189	$2,046,729

Net income per share - basic	$1.39	$2.42	$4.04	$6.83

Net income per share - diluted	$1.32	$2.36	$3.80	$6.64

Shares used in per share calculation - basic	275,130	303,400	270,655	299,569

Shares used in per share calculation - diluted	289,673	310,574	287,841	308,245

*	Stock-based compensation recognized in the three and nine months ended September 30, 2005 have been reclassified to these expense lines to conform with the presentation in the three and nine months ended September 30, 2006.

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2006
Operating activities
Net income	$1,093,189	$2,046,729
Adjustments:
Depreciation of property and equipment	171,107	335,629
Amortization of intangibles and warrants	27,980	47,060
In-process research and development	20,812	10,800
Stock-based compensation	142,555	323,673
Excess tax benefits from stock-based award activity	271,700	(329,068)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(225,083)	(343,356)
Income taxes, net	127,835	528,493
Prepaid revenue share, expenses and other assets	(24,645)	(267,759)
Accounts payable	54,694	91,198
Accrued expenses and other liabilities	66,555	124,640
Accrued revenue share	52,577	90,856
Deferred revenue	21,712	10,819

Net cash provided by operating activities	1,800,988	2,669,714

Investing activities
Purchases of property and equipment	(592,386)	(1,536,160)
Purchases of marketable securities	(4,992,995)	(23,151,347)
Maturities and sales of marketable securities	4,627,212	19,888,930
Investments in non-marketable equity securities	(10,000)	(1,014,222)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(41,748)	(257,812)

Net cash used in investing activities	(1,009,917)	(6,070,611)

Financing activities
Net proceeds from stock-based award activity	33,546	155,551
Net proceeds from stock offerings	4,287,621	2,063,751
Excess tax benefits from stock-based award activity	—	329,068
Payments of principal on capital leases and equipment loans	(1,413)	—

Net cash provided by financing activities	4,319,754	2,548,370

Effect of exchange rate changes on cash and cash equivalents	(19,129)	13,694

Net increase (decrease) in cash and cash equivalents	5,091,696	(838,833)
Cash and cash equivalents at beginning of year	426,873	3,877,174

Cash and cash equivalents at end of period	$5,518,569	$3,038,341

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The	following table presents certain non-GAAP results before certain material items (in thousands, unaudited):

	Three months ended June 30, 2006						Three months ended September 30, 2006
	GAAP Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues	GAAP Actual	As a % of revenues	Adjustments		Non-GAAP Results	As a % of revenues
			109,149	(a)					99,860	(d)
Income from operations	$815,372	33.2%	$109,149		$924,521	37.6%	$931,331	34.6%	$99,860		$1,031,191	38.3%

			109,149	(a)					99,860	(d)
			(54,850	)(b)					(20,938	)(c)
			(25,813	)(c)
			22,582	(c)

Net income	$721,077		$51,068		$772,145		$733,361		$78,922		$812,283

Net income per share - diluted	$2.33				$2.49		$2.36				$2.62

Shares used in per share calculation - diluted	310,038				310,038		310,574				310,574

(a)	To eliminate $109.1 million of stock-based compensation charges recorded in the second quarter of 2006.
(b)	To eliminate $54.9 million of one-time gain from the sale of our investment in Baidu in the second quarter of 2006.
(c)	To eliminate income tax effects related to charges noted in (a), (b) and (d).
(d)	To eliminate $99.9 million of stock-based compensation charges recorded in the third quarter of 2006.

Reconciliation from net cash provided by operating activities (1) to free cash flow (in thousands, unaudited):

Three months ended September 30, 2006
Net cash provided by operating activities	$1,004,324
Less purchases of property and equipment	(492,222)

Free cash flow	$512,102

(1)	Excess tax benefits related to stock-based award activity of $70,981 were excluded from net cash provided by operating activities as a result of our adoption of SFAS 123R, “Shared-based Payment” on January 1, 2006; these amounts are now included in net cash provided by financing activities.

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Advertising revenues:
Google web sites	$884,679	$1,625,977	$2,278,848	$4,355,754
Google Network web sites	675,012	1,037,022	1,889,369	2,961,965

Total advertising revenues	1,559,691	2,662,999	4,168,217	7,317,719
Licensing and other revenues	18,765	26,674	51,251	81,700

Revenues	$1,578,456	$2,689,673	$4,219,468	$7,399,419

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2006	2005	2006
Advertising revenues:
Google web sites	56%	60%	54%	59%
Google Network web sites	43%	39%	45%	40%

Total advertising revenues	99%	99%	99%	99%
Licensing and other revenues	1%	1%	1%	1%

Revenues	100%	100%	100%	100%